Fleming Companies, Inc.
             6301 Waterford Boulevard, P. O. Box 26647
              Oklahoma City, OK  73126 (405) 840-7290

David R. Almond
Senior Vice President
General Counsel and Secretary




                          April 11, 1997



SENT BY FACSIMILE - NO. (301) 718-2252


Mr. Mark Brockway
Institutional Shareholder Services
7200 Wisconsin Avenue
Suite 1001
Bethesda, MD  20814

Dear Mark:

As we discussed this morning, Fleming urges ISS to change its recommendation on Shareholder Proposal No. 4 in the Fleming Proxy Statement circulated in anticipation of its April 30, 1997 annual meeting. Alternatively, we urge that no recommendation be made but be withheld in light of the uncertainties we discussed. In any event, enclosed is the Fleming response which I would appreciate your including in the Proxy Analysis should no change be made in the recommendation. Please call if you have any questions. Thank you for your consideration. Best wishes.

                                 Very truly yours,

                                 DAVID R. ALMOND

                                 David R. Almond

DRA:er
Enclosure



The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 11, 1997.

                         RESPONSE TO THE
           INSTITUTIONAL SHAREHOLDER SERVICES ANALYSIS
                         OF PROPOSAL NO. 4


          Fleming respectfully submits that the ISS analysis does not properly address several important flaws in the IBT Proposal.
          (1) In the face of an unexpected hostile tender offer, at the time when the board should be exercising its fiduciary duty for the maximum benefit of the stockholders, it may be deprived of use of a rights plan, universally recognized to be the most effective tool to cause a raider to negotiate with the board and to give the board adequate time to evaluate alternatives, to ensure that all stockholders obtain the very best deal. This would occur because of the likelihood that the board would not have enough time to convene a special meeting of stockholders to consider the adoption of a rights plan in the face of an unexpected tender offer. The tender offer could well be over before a meeting could be convened, given the time required to prepare, file and circulate a proxy statement for shareholder action.

          (2) The vague language of the proposed bylaw amendment is not "specific enough", as ISS simply concludes, but is subject to interpretation that could impair the company's ability to enter into normal credit arrangements or to conduct any number of other garden-variety corporate activities, such as issuing stock option agreements and severance agreements with change of control features. One commentator has suggested that the bylaw "poses difficult problems of interpretation and application."

          (3)  Observers   have  questioned  whether   the   court   ruling
underlying the bylaw proposal will survive on appeal.

          (4) Given the uncertainties described above, the board believes it has adopted a much more rational approach to resolving the issue. It has dismantled the existing rights plan and committed not to adopt another except in the face of a hostile takeover threat. In that case, any action by the board will be subject to heightened court scrutiny under the law that would preclude any action not reasonable in relation to the threat posed by the hostile raider. The company believes its approach is much more reasonable than the ill-conceived proposal which is likely to lead to uncertainty and confusion no matter what subsequently occurs.

          FOR THESE REASONS AND THOSE SET FORTH IN THE PROXY STATEMENT, THE BOARD OF DIRECTORS OF FLEMING STRONGLY RECOMMENDS A VOTE AGAINST THE IBT PROPOSAL.



The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 11, 1997.

                      Fleming Companies, Inc.
             6301 Waterford Boulevard, P. O. Box 26647
              Oklahoma City, OK  73126 (405) 840-7290

David R. Almond
Senior Vice President
General Counsel and Secretary


Letter designed to go to certain shareholders.

[Date]

[Addressee]

Dear [Addressee]:

I am writing on behalf of Fleming to seek your vote against Proposal 4 in the proxy materials sent to you in connection with the forthcoming meeting of stockholders on April 30, 1997.

That proposal was offered by the International Brotherhood of Teamsters, which reports that it owns 65 shares of Fleming common stock. In essence it calls for an addition to the company's bylaws that would compel the redemption of any shareholder rights plan or any other form of poison pill "which is designed to or has the effect of making acquisition of large holdings of the Corporation's shares of stock more difficult or expensive" unless such a plan is first approved by the stockholders.

Fleming opposes that proposal and hopes you will vote against it. Fleming has a shareholder rights plan which its board has terminated effective as of April 30, 1997. The board has reserved the right to adopt a new similar plan in the future only when and if confronted with a hostile takeover threat in which case it will be held to a higher standard which, in essence, requires that such action in such circumstances must be reasonable in relation to the threat posed.

We believe the Teamsters' proposal is contrary to Oklahoma (and Delaware) corporation law because the authority for such action is assigned to the directors and not the stockholders. That issue is currently on appeal before the United States Tenth Circuit Court of Appeals in Denver.

As stated in the proxy statement, Fleming has serious concern that the effect of the bylaw, which is mandatory, would preclude the company's ability to convene a meeting of stockholders in the face of a hostile takeover attempt because of the time requirements to convene such a meeting. Before a meeting could be held, a hostile tender offer might well be concluded and render such a meeting meaningless thus exposing the company's shareholders to the worst abuses of a hostile raider without the benefit of the protection of a shareholder rights plan which, if in place, would compel the raider to negotiate with the board and allow the board to obtain the very best price for the company's stockholders.

The company is also very concerned about the vagueness of the Teamsters' proposed bylaw. It places in doubt the viability of a host of company activities, such as its ability to borrow money under conventional credit agreements containing certain "change of control" features.

We enclose an article published by Lawrence Hamermesh which addresses specifically some of the problems with the Teamsters' proposal. I commend to you especially the portion of the article beginning with the first full paragraph on page 990.

In conclusion, the company believes the Teamsters' proposal is ill-conceived and not in the best interest of the company's stockholders. Accordingly, we ask you to cast your votes against the proposal. Thank you.

                                   Very truly yours,

                                   DAVID R. ALMOND

                                   David R. Almond

DRA:er
Enclosure



The foregoing is filed pursuant to Rule 14a-6(b) and was first furnished to securityholders on April 11, 1997.